Exhibit 99.1

BlueLinx Announces Second Quarter 2025 Results

ATLANTA, July 29, 2025 – BlueLinx Holdings Inc. (NYSE: BXC), a leading U.S. wholesale distributor of building products, today reported financial results for the three fiscal months ended June 28, 2025.

SECOND QUARTER 2025 HIGHLIGHTS

•Net sales of $780 million
•Gross profit of $120 million, gross margin of 15.3% and specialty product gross margin of 18.5%
•Net income of $4.3 million, or $0.54 diluted earnings per share
•Adjusted net income of $5.6 million, or $0.70 adjusted diluted earnings per share
•Adjusted EBITDA of $26.8 million, or 3.4% of net sales
•Available liquidity of $730 million, including $387 million cash and cash equivalents on hand
•$20 million in share repurchases
•Announcement of new $50 million share repurchase authorization

“We are pleased with the continued execution of our product and channel strategies. Our second quarter results were highlighted by net sales and volume increases in both specialty products and structural products, despite soft market conditions,” said Shyam Reddy, President, and Chief Executive Officer of BlueLinx. “We were also pleased with our solid specialty product margins in a competitive pricing environment. Structural product margins benefited from an increase in lumber prices, partially offset by a significant decline in panel prices during the quarter. While current market conditions remain challenging, we will continue executing our long-term profitable sales growth strategy to yield market share gains in multi-family and other strategic areas of focus.”

“With our continued strong balance sheet, significant liquidity, and low leverage, we remain well-positioned to accelerate our profitable sales growth as the home building industry rebounds,” said C. Kelly Wall, Senior Vice President, Chief Financial Officer and Treasurer of BlueLinx. “During the second quarter, we purchased $20 million of stock, and today we announced a new $50 million share repurchase authorization, bringing the total availability for repurchase to $61.5 million. This new authorization further demonstrates our commitment to returning capital to shareholders.”

SECOND QUARTER 2025 FINANCIAL PERFORMANCE
In the second quarter of 2025, net sales were $780 million, an increase of $12 million, or 2% when compared to the second quarter of 2024. Sales growth in the current quarter was attributable to both structural and specialty products. Gross profit was $120 million, a decrease of $3 million, or 2%, year-over-year, and gross margin percentage was 15.3%, down 60 basis points from the same period last year.

Net sales of specialty products, which include products such as engineered wood, siding, millwork, outdoor living, specialty lumber and panels, and industrial products, were $543 million, an increase of $4 million, or 0.7% when compared to the second quarter of 2024. This increase in net sales for specialty products in the current quarter was due to higher volumes across several product categories, largely offset by price deflation driven by external market conditions. Gross profit from specialty product sales was $100 million, a decrease of $4 million, or 3.9% when compared to the second quarter of last year. Gross margin percentage for specialty products was 18.5% compared to 19.3% in the prior year quarter, a decline of 80 basis points.

Net sales of structural products, which include products such as lumber, panels (including plywood and oriented strand board), rebar, and remesh, increased $7.8 million, or 3.4% when compared to the second quarter of 2024, to $237 million in the second quarter of 2025. The increase in structural sales was due to overall increases in lumber pricing, and increased lumber and panel volumes, partially offset by price declines in panels. Gross profit from sales of structural products was $19.4 million, an increase of $1.3 million from the prior year period, and gross margin percentage was 8.2%, compared to 7.9% in the prior year quarter.

Selling, general and administrative (“SG&A”) expenses were $95 million in the second quarter of 2025, $5.8 million higher than the prior year quarter. The year-over-year change in SG&A was primarily due to increased sales and logistics expenses driven by higher product volumes, our strategy to grow sales in the multi-family channel, and expenses associated with our digital transformation initiative.

Net income was $4.3 million, or $0.54 per diluted share, versus $14.3 million, or $1.65 per diluted share, in the prior year quarter. Adjusted Net Income was $5.6 million, or $0.70 per diluted share compared to $14.7 million, or $1.68 per diluted share in the second quarter of last year.

Adjusted EBITDA was $26.8 million, or 3.4% of net sales, for the second quarter of 2025, compared to $34.4 million, or 4.5% of net sales in the second quarter of 2024.

Net cash used in operating activities was $27 million in the second quarter of 2025 and free cash flow was $(36) million due to lower net income, seasonal changes in working capital, and increases in capital expenditures largely tied to our growth strategies and digital transformation.

CAPITAL ALLOCATION AND FINANCIAL POSITION
During the second quarter of 2025, we invested $9.9 million in property and equipment, primarily for improvements to our distribution facilities and for our digital transformation initiative. We also entered into new finance leases of $5 million, mainly to enhance our fleet. Additionally, we purchased approximately $20 million of the Company’s common stock through open market transactions under our previous $100 million share repurchase program announced in 2023.

Our Board of Directors has approved a new $50 million share repurchase authorization, bringing the total current authorized availability for repurchase to $61.5 million. Under the share repurchase authorization, the Company may repurchase its common stock from time to time, without prior notice, subject to prevailing market conditions and other considerations.

As of June 28, 2025, total debt and finance lease obligations, but excluding real property finance lease obligations, was $376 million. This consisted of $300 million of senior secured notes that mature in 2029 and $76 million of finance lease obligations for equipment. Net debt was ($11) million, which consisted of total debt and finance leases excluding real property finance lease obligations of $376 million, less cash and cash equivalents of $387 million, resulting in a net leverage ratio of (0.1x) using a trailing twelve-month Adjusted EBITDA of $105 million. Available liquidity was $730 million which included an undrawn revolving credit facility that had $343 million of availability plus cash and cash equivalents of $387 million.

THIRD QUARTER 2025 OUTLOOK
Through the first four weeks of the third quarter of 2025, specialty product gross margin was in the range of 17% to 18% and structural product gross margin was in the range of 8% to 9%. Average daily sales volumes were up slightly compared to the second quarter of 2025, and consistent with the third quarter of 2024.

CONFERENCE CALL INFORMATION
BlueLinx will host a conference call on July 30, 2025, at 10:00 a.m. Eastern Time, accompanied by a supporting slide presentation.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of the BlueLinx website at https://investors.bluelinxco.com, and a replay of the webcast will be available at the same site shortly after the webcast is complete.

To participate in the live teleconference:

Domestic Live: 1-888-660-6392
Passcode: 9140086

To listen to a replay of the teleconference, which will be available through August 6, 2025:

Domestic Replay: 1-800-770-2030
Passcode: 9140086

ABOUT BLUELINX

BlueLinx Holdings Inc. (NYSE: BXC) is a leading U.S. wholesale distributor of residential and commercial building products with both branded and private-label SKUs across product categories such as lumber, panels, engineered wood, siding, millwork, and industrial products. With a strong market position, broad geographic coverage footprint servicing 50 states, and the strength of a locally focused sales force, we distribute a comprehensive range of products to our customers which include national home centers, pro dealers, cooperatives, specialty distributors, regional and local dealers and industrial manufacturers. BlueLinx provides a wide range of value-added services and solutions to our customers and suppliers, and we operate our business through a broad network of distribution centers. To learn more about BlueLinx, please visit www.bluelinxco.com.

CONTACT
Tom Morabito
Investor Relations Officer
(470) 394-0099
investor@bluelinxco.com

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements include, without limitation, any statement that predicts, forecasts, indicates or implies future results, performance, liquidity levels or achievements, and may contain the words “believe,” “anticipate,” “could,” “expect,” “estimate,” “intend,” “may,” “project,” “plan,” “should,” “will,” “will be,” “will likely continue,” “will likely result,” “would,” or words or phrases of similar meaning.

The forward-looking statements in this press release include statements about our strategy, liquidity, and debt, our long-run positioning relative to industry conditions, future share repurchases, and the information set forth under the heading “Third Quarter 2025 Outlook”.

Forward-looking statements in this press release are based on estimates and assumptions made by our management that, although believed by us to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties that may cause our business, strategy, or actual results to differ materially from the forward-looking statements. These risks and uncertainties include those discussed in greater detail in our filings with the Securities and Exchange Commission. We operate in a changing environment in which new risks can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause our business, strategy, or actual results to differ materially from those contained in forward-looking statements. Factors that may cause these differences include, among other things: adverse housing market conditions; consolidation among competitors, suppliers, and customers; escalating changes in retaliatory trade policies of the United States and other countries; our dependence on international suppliers and manufacturers for certain products and related exposure to risks of new or increased tariffs and other risks that could affect our financial condition; disintermediation risk; pricing and product cost variability; volumes of product sold; competition; the cyclical nature of the industry in which we operate; loss of products or key suppliers and manufacturers; information technology security risks and business interruption risks; effective inventory management relative to our sales volume or the prices of the products we produce; the ability to attract, train, and retain highly qualified associates and other key personnel while controlling related labor costs; potential acquisitions and the integration and completion of such acquisitions; business disruptions; exposure to product liability and other claims and legal proceedings related to our business and the products we distribute; natural disasters, catastrophes, fire, wars or other unexpected events; the impacts of climate change; successful implementation of our strategy; wage increases or work stoppages by our union employees; costs imposed by federal, state, local, and other regulations; compliance costs associated with federal, state, and local environmental protection laws; the effects of epidemics, global pandemics or other widespread public health crises and governmental rules and regulations; fluctuations in our operating results; our level of indebtedness and our ability to incur additional debt to fund future needs; the covenants of the instruments governing our indebtedness limiting the discretion of our management in operating the business; the potential to incur more debt; the fact that we have consummated certain sale leaseback transactions with resulting long-term non-cancelable leases, many of which are or will be finance leases; the fact that we lease many of our distribution centers, and we would still be obligated under these leases even if we close a leased distribution center; inability to raise funds necessary to finance a required repurchase of our senior secured notes; a lowering or withdrawal of debt ratings; changes in our product mix; increases in fuel and other energy prices or availability of third-party freight providers; changes in insurance-related deductible/retention liabilities based on actual loss development experience; the possibility that the value of our deferred tax assets could become impaired; changes in our expected annual effective tax rate could be volatile; the costs and liabilities related to our participation in multi-employer pension plans could increase; the risk that our cash flows and capital resources may be insufficient to service our existing or future indebtedness; interest rate risk, which could cause our debt service obligations to increase; and changes in, or interpretation of, accounting principles.

Given these risks and uncertainties, we caution you not to place undue reliance on forward-looking statements. We expressly disclaim any obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

NON-GAAP MEASURES AND SUPPLEMENTAL FINANCIAL INFORMATION

The Company reports its financial results in accordance with GAAP. The Company also believes that the presentation of certain non-GAAP measures may be useful to investors and may provide a more complete understanding of the factors and trends affecting the business than using reported GAAP results alone. Any non-GAAP measures used herein are reconciled to their most directly comparable GAAP measures herein in the “Reconciliation of Non-GAAP Measurements” table later in this release. The Company cautions that non-GAAP measures are not intended to present superior measures of our financial condition from those measures determined under GAAP and should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results. The Company further cautions that its non-GAAP measures, as used herein, are not necessarily comparable to other similarly titled measures of other companies due to differences in methods of calculation.

Adjusted EBITDA and Adjusted EBITDA Margin. BlueLinx defines Adjusted EBITDA as an amount equal to net income (loss) plus interest expense and all interest expense related items, income taxes, depreciation and amortization, and further adjusted for certain non-cash items and other special items, including expenses from share-based compensation, one-time charges associated with the legal, consulting, and professional fees related to our merger and acquisition activities, gains or losses on sales of properties, amortization of deferred gains on real estate, and expense associated with our restructuring activities, such as severance, in addition to other significant and/or one-time, nonrecurring, non-operating items.

The Company presents Adjusted EBITDA because it is a primary measure used by management to evaluate operating performance. Management believes this metric helps to enhance investors’ overall understanding of the financial performance and cash flows of the business. Management also believes Adjusted EBITDA is helpful in highlighting operating trends. Adjusted EBITDA is frequently used by securities analysts, investors, and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results.

We determine our Adjusted EBITDA Margin, which we sometimes refer to as our Adjusted EBITDA as a percentage of net sales, by dividing our Adjusted EBITDA for the applicable period by our net sales for the applicable period. We believe that this ratio is useful to investors because it more clearly defines the quality of earnings and operational efficiency of translating sales to profitability.

Adjusted Net Income and Adjusted Earnings Per Share. BlueLinx defines Adjusted Net Income as Net Income adjusted for certain non-cash items and other special items, including expenses from share-based compensation, one-time charges associated with the legal, consulting, and professional fees related to our merger and acquisition activities, gains or losses on sales of properties, amortization of deferred gains on real estate, and expense associated with our restructuring activities, such as severance, in addition to other significant and/or one-time, nonrecurring, non-operating items, further adjusted for the tax impacts of such reconciling items. BlueLinx defines Adjusted Earnings Per Share (basic and/or diluted) as the Adjusted Net Income for the period divided by the weighted average outstanding shares (basic and/or diluted) for the periods presented. We believe that Adjusted Net Income and Adjusted Earnings Per Share (basic and/or diluted) are useful to investors to enhance investors’ overall understanding of the financial performance of the business. Management also believes Adjusted Net Income and Adjusted Earnings Per Share (basic and/or diluted) are helpful in highlighting operating trends.

Our Adjusted Net Income and Adjusted Earnings Per Share (basic and/or diluted) are not presentations made in accordance with GAAP and are not intended to present superior measures of our financial condition from those measures determined under GAAP. Adjusted Net Income and Adjusted Earnings Per Share (basic or diluted), as used herein, are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. These non-GAAP measures are reconciled in the “Reconciliation of Non-GAAP Measurements” table later in this release.

Free Cash Flow. BlueLinx defines free cash flow as net cash provided by, or used in, operating activities less total capital expenditures. Free cash flow is a measure used by management to assess our financial performance, and we believe it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated or used after capital expenditures that can be used for, among other things, investment in our business, strengthening our balance sheet, and repayment of our debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. Free cash flow is not a presentation made in accordance with GAAP and is not intended to present a superior measure of financial condition from those determined under GAAP. Free cash flow, as used herein, is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. This non-GAAP measure is reconciled in the “Reconciliation of Non-GAAP Measurements” table later in this release.

Net Debt, Net Debt Excluding Real Property Finance Lease Liabilities, Overall Net Leverage Ratio, and Net Leverage Ratio Excluding Real Property Finance Lease Liabilities. BlueLinx calculates Net Debt as its total short- and long-term debt, including outstanding balances under our term loan and revolving credit facility and the total amount of its obligations under finance leases, less cash and cash equivalents. Net Debt Excluding Real Property Finance Lease Liabilities is calculated in the same manner as Net Debt, except the total amount of obligations under real estate finance leases are excluded. Although our credit agreements do not contain leverage covenants, a net leverage ratio excluding finance lease obligations for real property is included within the terms of our revolving credit agreement. We believe that Net Debt and Net Debt Excluding Real Property Finance Lease Liabilities are useful to investors because our management reviews both metrics as part of its management of overall liquidity, financial flexibility, capital structure and leverage, and creditors and credit analysts monitor our net debt as part of their assessments of our business. We determine our Overall Net Leverage Ratio by dividing our Net Debt by Twelve-Month Trailing Adjusted EBITDA. Our calculation of Net Leverage Ratio Excluding Real Property Finance Lease Liabilities is determined by dividing our Net Debt Excluding Real Property Finance Lease Liabilities by Twelve-Month Trailing Adjusted EBITDA. We believe that these ratios are useful to investors because they are indicators of our ability to meet our future financial obligations. In addition, our Net Leverage Ratio is a measure that is frequently used by investors and creditors. Our Net Debt, Net Debt Excluding Real Property Finance Lease Liabilities, Overall Net Leverage Ratio, and Net Leverage Ratio Excluding Real Property Finance Lease Liabilities are not made in accordance with GAAP and are not intended to present a superior measure of our financial condition from measures and ratios determined under GAAP. The calculations of our Net Debt, Net Debt Excluding Real Property Finance Lease Liabilities, Overall Net Leverage Ratio, and Net Leverage Ratio Excluding Real Property Finance Lease Liabilities are presented in a subsequent table. Net Debt, Net Debt Excluding Real Property Finance Lease Liabilities, Overall Net Leverage Ratio, and Net Leverage Ratio Excluding Real Property Finance Lease Liabilities, as used herein, are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Fiscal Months Ended		Six Fiscal Months Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
(In thousands, except per share amounts)
Net sales	$780,107	$768,363	$1,489,333	$1,494,607
Cost of products sold	660,418	645,919	1,258,515	1,244,482
Gross profit	119,689	122,444	230,818	250,125
Gross margin	15.3%	15.9%	15.5%	16.7%
Operating expenses (income):
Selling, general, and administrative	95,265	89,453	189,358	180,703
Depreciation and amortization	9,790	10,120	19,344	19,553
Amortization of deferred gains on real estate	(983)	(984)	(1,967)	(1,968)
Other operating, net	582	8	(1,676)	322
Total operating expenses	104,654	98,597	205,059	198,610
Operating income	15,035	23,847	25,759	51,515
Non-operating expenses:
Interest expense, net	8,457	4,801	15,037	9,425
Income before provision for income taxes	6,578	19,046	10,722	42,090
Provision for income taxes	2,268	4,710	3,607	10,262
Net income	$4,310	$14,336	$7,115	$31,828

Basic earnings per share	$0.54	$1.65	$0.87	$3.68
Diluted earnings per share	$0.54	$1.65	$0.87	$3.66

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
	June 28, 2025	December 28, 2024
(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$386,765	$505,622
Receivables, less allowances of $5,024 and $4,344, respectively	278,737	225,837
Inventories, net	391,484	355,909
Other current assets	47,635	46,620
Total current assets	1,104,621	1,133,988
Property and equipment, at cost	475,070	443,628
Accumulated depreciation	(193,902)	(194,072)
Property and equipment, net	281,168	249,556
Operating lease right-of-use assets	50,652	47,221
Goodwill	55,372	55,372
Intangible assets, net	24,974	26,881
Deferred income tax asset, net	52,215	50,578
Other non-current assets	15,033	14,121
Total assets	$1,584,035	$1,577,717
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$177,990	$170,202
Accrued compensation	12,381	16,706
Finance lease liabilities - current	16,926	12,541
Operating lease liabilities - current	8,803	8,478
Real estate deferred gains - current	3,935	3,935
Other current liabilities	22,682	21,862
Total current liabilities	242,717	233,724
Long-term debt	295,723	295,061
Finance lease liabilities, less current portion	300,631	280,002
Operating lease liabilities, less current portion	43,424	40,114
Real estate deferred gains, less current portion	61,329	63,296
Other non-current liabilities	18,899	19,079
Total liabilities	962,723	931,276
Commitments and contingencies
STOCKHOLDERS' EQUITY:
Preferred Stock, $0.01 par value, 30,000,000 shares authorized, none outstanding	—	—
Common Stock, $0.01 par value, 20,000,000 shares authorized, 7,880,465 and 8,294,798 outstanding, respectively	79	83
Additional paid-in capital	91,863	124,103
Retained earnings	529,370	522,255
Total stockholders’ equity	621,312	646,441
Total liabilities and stockholders’ equity	$1,584,035	$1,577,717

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Fiscal Months Ended		Six Fiscal Months Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
(In thousands)
Cash flows from operating activities:
Net income	$4,310	$14,336	$7,115	$31,828
Adjustments to reconcile net income to net cash (used in) provided by operations:
Depreciation and amortization	9,790	10,120	19,344	19,553
Amortization of debt discount and issuance costs	330	330	662	660
Insurance recoveries in excess of carrying values of property & equipment	—	—	(2,443)	—
Provision for deferred income taxes	(1,208)	(48)	(1,637)	(421)
Amortization of deferred gains from real estate	(983)	(984)	(1,967)	(1,968)
Share-based compensation	2,341	1,405	4,863	3,755
Changes in operating assets and liabilities:
Accounts receivable	(3,163)	14,707	(52,900)	(45,127)
Inventories	8,071	13,369	(35,575)	(13,935)
Accounts payable	(34,770)	6,339	7,014	20,123
Other current assets	(4,327)	(4,055)	(2,707)	(9,612)
Other assets and liabilities	(7,149)	(19,716)	(2,435)	(188)
Net cash (used in) provided by operating activities	(26,758)	35,803	(60,666)	4,668

Cash flows from investing activities:
Proceeds from asset sales and insurance recoveries	65	147	2,605	274
Disbursements for property and equipment	(9,607)	(6,454)	(15,539)	(11,901)
Net cash used in investing activities	(9,542)	(6,307)	(12,934)	(11,627)

Cash flows from financing activities:
Common stock repurchases	(20,381)	(14,529)	(35,386)	(14,529)
Repurchase of shares to satisfy employee tax withholdings	(1,742)	(1,545)	(1,770)	(2,452)
Principal payments on finance lease liabilities	(3,832)	(3,339)	(8,101)	(6,411)
Net cash used in financing activities	(25,955)	(19,413)	(45,257)	(23,392)

Net change in cash and cash equivalents	(62,255)	10,083	(118,857)	(30,351)
Cash and cash equivalents at beginning of period	449,020	481,309	505,622	521,743
Cash and cash equivalents at end of period	$386,765	$491,392	$386,765	$491,392

BLUELINX HOLDINGS INC.
GROSS PROFIT AND GROSS MARGIN
(Unaudited)

The following schedule presents our revenues disaggregated by specialty and structural product category:

	Three Fiscal Months Ended		Six Fiscal Months Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
(Dollar amounts in thousands)
Net sales by product category:
Specialty products	$543,459	$539,466	$1,022,846	$1,043,300
Structural products	236,648	228,897	466,487	451,307
Total net sales	$780,107	$768,363	$1,489,333	$1,494,607

Gross profit by product category:
Specialty products	$100,282	$104,350	$190,060	$208,399
Structural products	19,407	18,094	40,758	41,726
Total gross profit	$119,689	$122,444	$230,818	$250,125

Gross margin % by product category:
Specialty products	18.5%	19.3%	18.6%	20.0%
Structural products	8.2%	7.9%	8.7%	9.2%
Company gross margin %	15.3%	15.9%	15.5%	16.7%

BLUELINX HOLDINGS INC.
RECONCILIATION OF NON-GAAP MEASUREMENTS
(Unaudited)

The following two tables reconcile Net income to Adjusted EBITDA (non-GAAP) for the reporting periods indicated:

	Three Fiscal Months Ended		Six Fiscal Months Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
(In thousands)
Net income	$4,310	$14,336	$7,115	$31,828
Adjustments:
Depreciation and amortization	9,790	10,120	19,344	19,553
Interest expense, net	8,457	4,801	15,037	9,425
Provision for income taxes	2,268	4,710	3,607	10,262
Share-based compensation expense	2,341	1,405	4,863	3,755
Amortization of deferred gains on real estate	(983)	(984)	(1,967)	(1,968)
Restructuring and other(1)(4)	581	7	(1,677)	321
Adjusted EBITDA	$26,764	$34,395	$46,322	$73,176

	Trailing Twelve Fiscal Months Ended
	June 28, 2025	December 28, 2024	June 29, 2024
(In thousands)
Net income	$28,403	$53,116	$38,086
Adjustments:
Depreciation and amortization	38,279	38,488	35,927
Interest expense, net	24,976	19,364	19,173
Provision for income taxes	10,916	17,571	29,468
Share-based compensation expense	8,857	7,749	9,315
Amortization of deferred gains on real estate	(3,933)	(3,934)	(3,934)
Gain from sales of property(1)	(272)	(272)	—
Pension settlement and related cost(1)(2)	(2,481)	(2,481)	31,628
Acquisition-related expenses(1)(3)	—	—	261
Restructuring and other(1)(4)	(243)	1,755	143
Adjusted EBITDA	$104,502	$131,356	$160,067

The following notes relate to both of the tables presented above for Adjusted EBITDA:

(1)Reflects non-recurring items of approximately $0.6 million in net beneficial items in the current quarter. For the trailing twelve months ended June 28, 2025, December 28, 2024, and June 29, 2024, reflects approximately $3.0 million of net non-beneficial items, $1.0 million of net non-beneficial items, and $32.0 million of net beneficial items, respectively.
(2)Reflects expenses and related adjustments to our previously disclosed settlement of the BlueLinx Corporation Hourly Retirement Plan (defined benefit) in 4Q 2023.
(3)Reflects primarily legal, professional, technology and other integration expenses.
(4)Includes insurance recoveries received in 1Q 2025 that exceeded the carrying values of property and equipment damaged or destroyed at our Erwin, Tennessee owned facility by Hurricane Helene in late third quarter 2024, expenses related to our 2023 restructuring efforts such as severance, and other one-time non-operating items in 2025, 2024, and 2023.

BLUELINX HOLDINGS INC.
RECONCILIATION OF NON-GAAP MEASUREMENTS (continued)
(Unaudited)

The following tables reconcile Net income and Diluted earnings per share to Adjusted net income (non-GAAP) and Adjusted diluted earnings per share (non-GAAP):

	Three Fiscal Months Ended		Six Fiscal Months Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
(In thousands, except per share data)
Net income	$4,310	$14,336	$7,115	$31,828
Adjustments:
Share-based compensation expense	2,341	1,405	4,863	3,755
Amortization of deferred gains on real estate	(983)	(984)	(1,967)	(1,968)
Restructuring and other	581	7	(1,677)	321
Tax impacts of reconciling items above (1)	(643)	(106)	(410)	(514)
Adjusted net income	$5,606	$14,658	$7,924	$33,422

Basic EPS	$0.54	$1.65	$0.87	$3.68
Diluted EPS	$0.54	$1.65	$0.87	$3.66

Weighted average shares outstanding - Basic	7,935	8,645	8,096	8,641
Weighted average shares outstanding - Diluted	7,977	8,686	8,157	8,680

Non-GAAP Adjusted Basic EPS	$0.70	$1.69	$0.97	$3.86
Non-GAAP Adjusted Diluted EPS	$0.70	$1.68	$0.97	$3.85

(1)Tax impact calculated based on the effective income tax rate for the respective three and six-month periods presented.

In the following table, our Adjusted EBITDA margin (non-GAAP) is calculated and compared to Net income as a percentage of Net sales, with and without the benefits of the import duty-related items:

	Three Fiscal Months Ended		Six Fiscal Months Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
(Dollar amounts in thousands)
Net sales	$780,107	$768,363	$1,489,333	$1,494,607
Net income	$4,310	$14,336	$7,115	$31,828
Net income as a percentage of Net sales	0.6%	1.9%	0.5%	2.1%

Net sales	$780,107	$768,363	$1,489,333	$1,494,607
Adjusted EBITDA - non-GAAP(1)	$26,764	$34,395	$46,322	$73,176
Adjusted EBITDA margin - non-GAAP	3.4%	4.5%	3.1%	4.9%

(1)See the table that reconciles Net income to Adjusted EBITDA (non-GAAP).

BLUELINX HOLDINGS INC.
LIQUIDITY MEASURES
(Unaudited)

The following schedule reconciles Total debt and finance leases to: Net debt (non-GAAP) and to Net debt excluding finance lease liabilities for real property (non-GAAP). The calculations of Net leverage ratio (non-GAAP) and Net leverage ratio excluding real property finance leases liabilities (non-GAAP) are also presented.

	As of
	June 28, 2025	December 28, 2024	June 29, 2024
($ amounts in thousands)
Long term debt(1)	$300,000	$300,000	$300,000
Finance lease liabilities for equipment and vehicles	75,570	49,785	47,979
Finance lease liabilities for real property	241,987	242,758	243,359
Total debt and finance leases	617,557	592,543	591,338
Less: available cash and cash equivalents	386,765	505,622	491,392
Net debt (non-GAAP)	$230,792	$86,921	$99,946

Net debt, excluding finance lease liabilities for real property (non-GAAP)	$(11,195)	$(155,837)	$(143,413)

Trailing twelve-month adjusted EBITDA (non-GAAP, see above reconciliations)	$104,502	$131,356	$160,067

Net leverage ratio	2.2x	0.7x	0.6x
Net leverage ratio excluding real property finance lease liabilities(2)	(0.1x)	(1.2.x)	(0.9x)

(1) As of June 28, 2025, December 28, 2024, and June 29, 2024, our long-term debt is comprised of $300 million of senior-secured notes issued in October 2021. These notes are presented under the long-term debt caption of our unaudited condensed consolidated balance sheets at $295.7 million, $295.1 million, and $294.4 million as of June 28, 2025, December 28, 2024, and June 29, 2024, respectively. This presentation is net of their unamortized issuance costs and discount. Our senior secured notes are presented in this table at their face value for the purpose of calculating our net leverage ratio.
(2) Net leverage ratio excluding finance lease obligations for real property is included within the terms of our revolving credit agreement.

The following schedule reconciles Net cash provided by operating activities to Free cash flow (non-GAAP):

	Three Fiscal Months Ended		Six Fiscal Months Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
(In thousands)
Net cash (used in) provided by operating activities	$(26,758)	$35,803	$(60,666)	$4,668
Less: Disbursements for property and equipment	(9,607)	(6,454)	(15,539)	(11,901)
Free cash flow - non-GAAP	$(36,365)	$29,349	$(76,205)	$(7,233)